ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), by and among REGENCY YAMUNA ENERGY LIMITED, an India corporation (the “Company”), MR. ARUN SHARMA (the “Promoter”), each of the remaining stockholders of the Company (each and collectively with the Promoter, the “Selling Stockholder” or the “Selling Stockholders”), PAN ASIA INFRATECH CORP., a Nevada corporation (the “Buyer”), and Philip Magri, Esq. (the “Escrow Agent”).

WHEREAS, Buyer has entered into that certain Stock Purchase Agreement (the “Purchase Agreement”) with the Company, the Promoter and the remaining Selling Stockholder of the Company pursuant to which the Buyer wishes to invest an aggregate of Rs. 38.75 Cr. in the Company to enable the Company to restructure certain outstanding indebtedness, to fund the completion of the Project, and to purchase 100% of the outstanding equity of the Company, subject to the terms and conditions set forth in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that the Purchase Price shall be deposited by the Buyer into escrow to be held and distributed by the Escrow Agent in accordance with the terms of the Purchase Agreement; and

WHEREAS, the Purchase Agreement also provides that the Shares shall be deposited by the Company, Promoter and Selling Stockholders into escrow to be held and distributed by the Escrow Agent in accordance with the terms of the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

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2. Escrow Deposit.

(a) The Buyer has deposited and will continue to deposit funds (the “Escrow Funds”), by wire transfer of immediately available funds, with the Escrow Agent pursuant to Section 2.02 of the Purchase Agreement and the instructions attached hereto as Appendix A. The Escrow Agent shall hold the Escrow Funds in the attorney escrow bank account noted on Appendix A, in the name of The Magri Law Firm, PLLC, as Escrow Agent for Company and Buyer (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement and the Purchase Agreement.

(b) Prior to each Closing, and as a condition precedent to consummating the respective Closing under the Purchase Agreement, the Company, Promoter and/or Selling Stockholders, as the case may be, will place into escrow with the Escrow Agent certificate(s) evidencing the amount of Shares being purchased by Buyer in the Closing, properly endorsed to permit the transfer thereof to the Buyer, free of any and all Encumbrances (the “Escrow Shares”). The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Escrow Shares except in accordance with the express terms and conditions of this Agreement and the Purchase Agreement.

3. Investment of Escrow Funds. The Escrow Agent shall not invest the Escrow Funds.

4. Release of Escrow Funds and Escrow Shares. The Escrow Funds held pursuant to this Agreement are intended to provide a non-exclusive source of funds for the payment of any amounts which may become payable under the Purchase Agreement. The Escrow Funds shall only be distributed and released as follows:

(a) Purchase Price. Upon the Escrow Agent’s receipt of a written instruction and distribution form signed by the Buyer and Company stating that the parties are ready to consummate a Closing pursuant to the Purchase Agreement and specifying amount to paid by Buyer to the Company, Promoter and/or any Selling Stockholder, as the case may be, pursuant to the Purchase Agreement, the Escrow Agent shall promptly, and in any event within two (2) Business Days of its receipt of that instruction, release, by wire transfer to an account or accounts designated by Buyer, an amount of Escrow Funds from the Escrow Account equal to the amount and currency specified in such instruction and send by certified mail, the appropriate Escrow Shares to the address(es) provided by the Buyer to the Escrow Agent. Notwithstanding anything contained herein to the contrary, the Escrow Agent shall not be liable for any fluctuations or variances in the exchange rates between the United States Dollar and the Indian Rupee (or other currency) between the date the written instructions are received by the Escrow Agent from the Company and the date the Escrow Agent distributes the Escrow Funds to any of the parties pursuant to the written instructions.

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(b) Distributions Deemed Adjustments to Purchase Price. All distributions of the Escrow Funds to Buyer pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price pursuant to the terms of the Purchase Agreement.

(c) Court Order. Notwithstanding any other provision in this Agreement to the contrary, the Escrow Agent shall disburse the Escrow Funds and/or Escrow Shares (or any portion thereof) in accordance with a notice from either Buyer or Company of a final and non-appealable order from a court of competent jurisdiction, along with a copy of the order, pursuant to which such court has determined whether and to what extent Buyer or Company are entitled to the Escrow Funds (or any portion thereof).

5. Inspection Rights and Account Statements. The parties shall have the right to inspect and obtain copies of the records of the Escrow Agent pertaining to this Agreement and to receive monthly reports of the status of the Escrow Account.

6. Termination. This Agreement shall terminate when the entire Escrow Account and all of the Escrow Shares have been distributed in accordance with Section 4 of this Agreement.

7. Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds in the Escrow Account and to perform in accordance with the terms and provisions of this Agreement. The parties agree that the Escrow Agent does not assume any responsibility for the failure of the parties to perform in accordance with the Purchase Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

(b) The Escrow Agent shall be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, fiduciary’s or individual’s authority.

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(c) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

(d) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The parties hereto jointly and severally agree to pay the reasonable and documented costs of such counsel’s services.

(e) The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement, instrument or document.

(f) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from Buyer or Company which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing jointly by Buyer and Company or by a final and non-appealable order of a court of competent jurisdiction. The Escrow Agent shall have the option, after ten (10) days’ notice to Buyer and Company of its intention to do so, to file an action in interpleader requiring Buyer and Company to answer and litigate any claims and rights among themselves.

(g) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

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8. Resignation and Removal of Escrow Agent.

(a) The Escrow Agent reserves the right to resign at any time by giving twenty (20) days written notice of resignation, specifying the effective date thereof. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to any successor escrow agent agreeable to Buyer and Company. If a successor escrow agent has not been appointed and has not accepted such appointment prior to the expiration of twenty (20) days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointing shall be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

(b) The Escrow Agent may be removed (with or without cause) and a new escrow agent may be appointed upon mutual agreement of Buyer and Company. In such event, Buyer and Company shall deliver joint written notice to the Escrow Agent of such removal together with joint written instructions authorizing delivery of this Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to a successor escrow agent.

(c) Upon delivery of the Escrow Funds to a successor escrow agent in accordance with this Section 8, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent.

9. Indemnification of Escrow Agent. The parties shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees) that the Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such liability, loss, damage or expense arises from its willful misconduct or gross negligence. The indemnification provided for under this Section 9 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

10. Taxes. Each of the parties agree that, for purposes of federal and other taxes based on income, Buyer shall be treated as the owner of the Escrow Funds and that Buyer shall report the income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

11. Business Days. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.

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12. Force Majeure. None of the parties shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement or Ancillary Document, when and to the extent such failure or delay is caused by: (a) natural calamities and other acts of God; (b) flood, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency;(f) strikes, lock-outs, labor stoppages or slowdowns or other industrial disturbances;(g) any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition; (h) national or regional shortage of adequate power or telecommunications or transportation facilities; (i) any effects of the “shutdown” of the U.S. government as a result of any impasse in the United States Congress over the budget or federal debt ceiling, including delays or failures to act by any Governmental Authority or (j) any disruption in the banking systems or financial markets in the United States or India (each of the foregoing, a “Force Majeure Event”), in each case provided that (A) such event is outside the reasonable control of the affected party; (B) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (C) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13). Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.

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If to Company and/or Selling Stockholders:
Regency Yamuna Energy Limited
Regency Complex, River View Road
Shamsherpur, Paonta Sahib-173 025 (HP)

Telephone: +91-1704-223431, 224431
Facsimile: +91-1704-222645
E-mail: aphregency@yahoo.co.in
Attention: Sh.Arun Sharma

If to Promoter:
Mr. Arun Sharma
Regency Complex
River View Road
Shamsherpur, Paonta Sahib-173 025 (HP).

Telephone: +91-1704-223778
Facsimile: +91-1704-222645
E-mail: arunsharma5000@rediffmail.com

with a copy to:	Sh. Amitabh Sharma (skihimalayas@gmail.com,
Mobile : +91-98160-55555)

If to Buyer:	Pan Asia Infratech, Corp.
c/o Pan Global, Corp.
123 W. Nye Lane, Suite 455
Carson City, Nevada 89706
Attention of: Bharat Vasandani
Telephone: (888) 983-1623

If to Escrow Agent:	The Magri Law Firm, PLLC
2642 NE 9th Avenue
Fort Lauderdale, FL 33334
USA
Direct: (954) 303-8027
T: (646) 502-5900
F: (646) 836-9200
pmagri@magrilaw.com
www.magrilaw.com
Attention: Philip Magri, Esq.

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14. Entire Agreement. This Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency between the statements in the body of this Agreement and those of the Purchase Agreement, (i) with respect to any inconsistency as between Buyer and Company, the statements in the body of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and either Buyer or Company or both, on the other hand, the statements in the body of this Agreement shall control.

15. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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20. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Florida in each case located in the city of Fort Lauderdale and County of Broward, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. Effective Date. This Agreement shall be effective as of the date the last party to this Agreement has executed the signature page hereto, unless otherwise amended or waived by the unanimous written consent by the parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written adjacent to their signatures.

Company:	REGENCY YAMUNA ENERGY LIMITED

	By	/s/ Arun Sharma
	Name:	Arun Sharma
	Title:	Director

	Date:	October 18, 2013

Buyer:	PAN ASIA INFRATECH CORP.

	By	/s/ Bharat Vasandani
	Name:	Bharat Vasandani
	Title:	Chairman, Chief Executive Officer, President, Secretary and Treasurer

	Date:	October 28, 2013

Escrow Agent:		/s/ Philip Magri
Philip Magri, Esq.
The Magri Law Firm, PLLC

Date: October 28, 2013

SELLING STOCKHOLDER:		SIGNATURE:	DATE:

Arun Sharma (the “Promoter”)		/s/ Arun Sharma	October 18, 2013

Amitabh Sharma		/s/ Amitabh Sharma	October 18, 2013

Sunita Sharma		/s/ Sunita Sharma	October 18, 2013

Abhay Sharma		/s/ Abhay Sharma	October 18, 2013

A.Power Himalayas Ltd	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Charu Finvest Consultant Ltd	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Regency Aquaelectro & Motel - Resorts Ltd.	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Spoxy Vyapaar Pvt. Ltd.	By:	/s/ Tarun Sharma	October 18, 2013
	Title:	Director

Sunrays Agencies Pvt. Ltd.	By:	/s/ Arun Sharma	October 18, 2013
	Title:	Director

Indu Jindal		/s/ Indu Jindal	October 18, 2013

Pavaljeet Singh Ruppal		/s/ Pavaljeet Singh Ruppal	October 18, 2013

Pradeep Kaur		/s/ Pradeep Kaur	October 18, 2013

Himanshu Leasefin Co. Pvt. Ltd.	By:	/s/ Sanjay Jindal	October 18, 2013
	Title:	Director

Sanjay Kumar Jindal		/s/ Sanjay Kumar Jindal	October 18, 2013

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